Exhibit 10.2

AGREEMENT

This AGREEMENT is made and entered into by and between Advanced Magnetics, Inc., having its principal place of business at 61 Mooney St., Cambridge, MA 02138, and FoxKiser Development Partners LLC, having its principal place of business at 750 17th St., N.W., Suite 1100, Washington, DC 20006.

In consideration of mutual agreements and covenants set forth below, Advanced Magnetics and FoxKiser agree as follows.

1.                                      DEFINITIONS

As used in this Agreement, the following terms shall have the following definitions:

1.1                                 Affiliate. “Affiliate” of a Party shall mean any company controlling, controlled by or under common control with such Party. For purposes of this Section, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with power to direct the management and policies of such non-corporate entities. A company shall be considered an “Affiliate” for only so long as such ownership or control exists.

1.2                                 Combidex Products. “Combidex Products” shall mean an Advanced Magnetics lymph node imaging agent containing ferumoxtran-10, alone or in combination with any other active ingredient.

1.3                                 FDA. “FDA” means the United States Food and Drug Administration.

1.4                                 First Commercial Sale.  “First Commercial Sale” means the first commercial sale of a Combidex Product by Advanced Magnetics, its Affiliates, or its licensees.

1.5                                 Net Sales:  “Net Sales” shall mean the gross amount received by Advanced Magnetics, its Affiliates and licensees from an unrelated third party on sales or other dispositions of Combidex Products in the Territory, less the following items:  (a) trade, cash and quantity discounts, allowances and rebates actually allowed and taken directly with respect to such sales or disposition, (b) tariffs, duties, excises, value-added and sales taxes or other taxes imposed upon and paid with respect to such sales or dispositions (excluding national, state and local taxes based on income); (c) actual amounts repaid or credited by reasons of rejections, defects, recalls and returns or because of rebates or retroactive price reductions; and (d) freight, postage, insurance and other transportation charges separately invoiced by shipping such Combidex Products.

1.6                                 Party. “Party” shall mean either Advanced Magnetics or FoxKiser, as applicable. “Parties” shall mean Advanced Magnetics and FoxKiser, collectively.

1.7                                 Services. “Services” shall mean those professional services provided by FoxKiser or its Affiliates in connection with Advanced Magnetics’ application for FDA approval of a Combidex Product. After final approval of the Combidex Product, compensation for any further services provided by FoxKiser shall be governed by a separate agreement between the Parties.

1.8                                 Territory. “Territory” shall mean the United States.

2.                                      CONSIDERATION FOR SERVICES

2.1                                 Fees.  For Services rendered by FoxKiser under this Agreement, Advanced Magnetics shall pay to FoxKiser a fixed fee in the amount of $250,000 within sixty (60) days of the date of First Commercial Sale.

2.2                                 Expenses. Advanced Magnetics shall reimburse FoxKiser for all reasonable and necessary out-of-pocket cases and expenses incurred by FoxKiser in connection with providing Services under this Agreement, including payments made to consultants, advisors or other third parties retained by FoxKiser with prior consent of Advanced Magnetics. These expenses will be paid by Advanced Magnetics within thirty (30) days after receipt of an invoice from FoxKiser.

2.3                                 Royalties.  In further consideration of Services provided by FoxKiser under this Agreement, Advanced Magnetics shall pay to FoxKiser a royalty equal to three percent (3%) of the Net Sales of any Combidex Product sold or otherwise disposed of by Advanced Magnetics, its Affiliates or licensees. Royalties shall commence on the date of First Commercial Sale and shall continue until the date six (6) months after the date of market introduction of an FDA-approved generic version of a Combidex Product. All royalties due under this Section shall be paid within sixty (60) days after the end of each calendar quarter by wire transfer to such bank and account as FoxKiser may from time to time designate in writing. All such payments shall be made in U.S. Dollars. All payments due under this Section, but not paid by Advanced Magnetics on the due date, shall bear interest at the U.S. prime rate of CitiBank N.A., which shall accrue on the balance of unpaid amounts outstanding from the date on which portions of such amount become due and owing until payment is made in full.

3.                                      ROYALTY REPORTS

3.1                                 Contents of Royalty Reports. Advanced Magnetics shall deliver to FoxKiser within sixty (60) days after the end of each calendar quarter, beginning with the calendar quarter in which the First Commercial Sale occurs, a written report describing, for the applicable quarter: (a) the gross sales of each Combidex Product by Advanced Magnetics, its Affiliates, and licensees, together with the deductions therefrom and resulting Net Sales; and (b) the total royalty due on such Net Sales under this Agreement. Each report shall be accompanied by full payment to FoxKiser of the royalties payable under this Agreement.

3.2                                 Royalties Mistakenly Paid on Returned Combidex Products.  If Advanced Magnetics pays a royalty on a Combidex Product which has been or is subsequently returned to Advanced Magnetics or its Affiliate or licensee, the amount of the royalty so paid shall be deemed a non-refundable credit against royalties payable by Advanced Magnetics for subsequent calendar quarters.

3.3                                 Books and Records.  Advanced Magnetics agrees to make and keep, and agrees to cause its Affiliates and licensees to make and keep, full and accurate books and records in sufficient detail to enable royalties payable under this Agreement to be accurately determined. On thirty (30) days’ prior written notice to Advanced Magnetics, FoxKiser and its certified public accountants, on one occasion during each calendar year, shall have reasonable access to such books and records of Advanced Magnetics and its Affiliates and licensees pertaining to activities under this Agreement, and shall have the right to make copies from those records at FoxKiser’s expense. FoxKiser and its certified public accountants shall have such access at reasonable times during normal business hours. Prompt adjustment shall be made by the proper Party to compensate for any errors or omissions disclosed by such audit. FoxKiser agrees to hold confidential all information learned in the course of any examination of books and records under this Agreement, except when it is necessary for FoxKiser to reveal such information in order to enforce its rights under this Agreement, when disclosure is compelled by law, or when such information is publicly available without breach by FoxKiser.

3.4                                 Reports Conclusively Correct.  In the absence of fraud, all reports and payments not disputed as to correctness by FoxKiser within three (3) years after receipt shall thereafter conclusively be deemed correct for all purposes.

4.                                      TERM AND TERMINATION

4.1                                 Term of Agreement.  Unless terminated earlier in accordance with Section 4.2, this Agreement shall become effective on the first date on which both Parties have executed this Agreement as provided below, and shall continue in force until all royalties due under this Agreement have been paid in full.

4.2                                 Termination for Material Breach.  Upon any material breach of this Agreement by either Party, the other Party may terminate this Agreement by providing sixty (60) days’ written notice to the breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless. (a) the breaching Party cures such breach during that period, or (b) the Parties agree to continue the Agreement despite the breach. Any dispute as to whether a material breach has occurred shall be resolved by binding arbitration.

4.3                                 Payment Obligations Continue.  Upon termination of this Agreement, nothing shall be construed to release Advanced Magnetics from its obligations to pay FoxKiser any and all fees, expenses and royalties earned under this Agreement.

5.                                      MISCELLANEOUS

5.1                                 Assignments.  This Agreement and any and all of the rights and obligations of any Party shall not be assigned, delegated, sold, transferred or otherwise disposed of, by operation of law or otherwise, without the prior written consent of both Parties, which consent shall not be unreasonably withheld.

5.2                                 Governing Law.  This Agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts.

5.3                                 Waiver.  A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

5.4                                 Notices.  Any notice required or permitted to be sent under this Agreement shall be given by facsimile transmission or by registered or recorded delivery letter to the Parties, to the attention of Allan Fox of FoxKiser and Jerome Goldstein for Advanced Magnetics at their respective principal places of business as set forth in the first paragraph of this Agreement. Any properly addressed notice given by facsimile shall be deemed to have been received at the time of dispatch, unless that date is not a business day, in which case the date of deemed receipt shall be the next succeeding business day, Any properly addressed notice given by registered or recorded delivery letter shall be deemed to have been received on the first properly documented date of actual receipt.

5.5                                 Entire Understanding.  This Agreement between the Parties embodies the entire understanding between the Parties relating to the subject matter of this Agreement.

5.6                                 Amendments.  Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by each Party.

5.7                                 Counterparts.  This Agreement may be executed in any number of counterparts and each properly executed counterpart shall be deemed to be an original.

5.8                                 Dispute Resolution.  All disputes under this Agreement, including disagreements with respect to the calculation of royalties, shall be resolved by binding arbitration.

IN WITNESS WHEREOF, the Parties have signed this Agreement as indicated below.

ADVANCED MAGNETICS, INC.		FOXKISER DEVELOPMENT PARTNERS LLC

By:	/s/ Jerome Goldstein	By:	/s/ Allan Fox

Date:	April 19, 2002	Date:	April 17, 2002